Exhibit 18.1

March 11, 2005

The Newark Group, Inc.

20 Jackson Drive

Cranford, New Jersey

Dear Sirs/Madams:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended January 31, 2005, of the facts relating to the change in the method of accounting for certain finished goods inventory from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of The Newark Group, Inc. and its consolidated subsidiaries as of any date or for any period subsequent to April 30, 2004. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of The Newark Group, Inc. and its consolidated subsidiaries as of any date or for any period subsequent to April 30, 2004.

Yours truly,

/s/ Deloitte & Touche LLP
Parsippany, New Jersey